EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE



                          Year Ended December 31,

(Dollars in Thousands)
                                                2003              2002

Primary
Net Income                                      $   7,317          $   6,587
 Shares
  Weighted average number of
    common shares outstanding                   2,944,420          2,972,210
  Adjustments - increases or
    decreases                                        None               None
  Weighted average number of
    common shares outstanding
    as adjusted                                 2,944,420          2,972,210

  Basic earnings per common
    share                                       $    2.48          $    2.22


Assuming full dilution
Net Income                                      $   7,317          $   6,587

 Shares
  Weighted average number of
   common shares outstanding                    2,944,420          2,972,210
  Adjustments - increases or
   decreases                                        7,981              2,541
  Weighted average number of
   common shares outstanding
   as adjusted                                  2,952,401          2,974,751
  Earnings per common share
   assuming full dilution                       $    2.48          $    2.21




                          Year Ended December 31,

(Dollars in Thousands)
                                                2001

Primary
Net Income                                      $   5,433
 Shares
  Weighted average number of
    common shares outstanding                   2,975,180
  Adjustments - increases or
    decreases                                        None
  Weighted average number of
    common shares outstanding
    as adjusted                                 2,975,180

  Basic earnings per common
    share                                       $    1.83


Assuming full dilution
Net Income                                      $   5,433

 Shares
  Weighted average number of
   common shares outstanding                    2,975,180
  Adjustments - increases or
   decreases                                         None
  Weighted average number of
   common shares outstanding
   as adjusted                                  2,975,180
  Earnings per common share
   assuming full dilution                       $    1.83




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

                                                   EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands, except per share)

  2003                                2002           2001
SUMMARY OF OPERATIONS
Interest income                        $ 25,063       $ 25,862       $ 26,836
Interest expense                         10,201         11,342         14,465
   Net interest income                   14,863         14,520         12,371
Provision for loan losses                   500            550            610
Investment securities
   gains (losses)                           299             29            278
Net income                                7,317          6,587          5,433


PER COMMON SHARE
Net income                               $2.48           $2.22          $1.83
Cash dividends                             .98             .85            .77


BALANCE SHEET DATA
Assets                                 $481,840       $439,526       $393,472
Investment securities                   231,272        215,755        184,107
Net loans                               225,549        198,343        195,302
Deposits                                343,020        330,745        294,681
Stockholders' equity                     51,351         49,096         39,696


PERFORMANCE RATIOS
Return on average assets                  1.57%          1.59%          1.41%
Return on average equity                 14.27%         14.93%         13.85%
Dividend payout ratio                    39.41%         38.33%         42.24%
Average equity to average
   assets ratio                          11.00%         10.66%         10.16%



  1999                                1998
SUMMARY OF OPERATIONS
Interest income                        $ 25,650       $ 23,172
Interest expense                         13,995         11,888
   Net interest income                   11,655         11,284
Provision for loan losses                   425            325
Investment securities
   gains (losses)                           113            124
Net income                                5,208          5,160


PER COMMON SHARE
Net income                               $1.75        $1.71
Cash dividends                             .73             .67


BALANCE SHEET DATA
Assets                                 $360,342       $333,516
Investment securities                   156,438        135,031
Net loans                               187,969        182,631
Deposits                                271,473        244,680
Stockholders' equity                     36,658         29,358


PERFORMANCE RATIOS
Return on average assets                  1.52%          1.58%
Return on average equity                 16.55%         16.12%
Dividend payout ratio                    41.90%         38.72%
Average equity to average
   assets ratio                           9.20%          9.78%




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